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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

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                                 Amendment No. 1

                                   FORM U5S/A


                                  ANNUAL REPORT
                  For the Fiscal Year Ended September 30, 1997


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                              Filed Pursuant to the
                   Public Utility Holding Company Act of 1935



                                       by



                            National Fuel Gas Company
                     10 Lafayette Square, Buffalo, NY 14203



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


EXHIBITS


   A. *(1) Annual Report on Form 10-K for fiscal year ended September 30, 1997 filed December 23, 1997 (File No. 1-3880).

         (2) National Fuel Gas Company 1997 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

        *(3) National Fuel Gas Company Proxy Statement, dated and filed December
             31, 1997 (File No. 1-03880)

   B.    Articles of Incorporation, By-Laws and Partnership Agreements

         (1)  National Fuel Gas Company

                *i Restated  Certificate of  Incorporation  of National Fuel Gas
                   Company, dated March 15, 1985 (Exhibit 10-00, Form 10-K for fiscal year ended September 30, 1991 in File No. 1-3880)

               *ii Certificate   of   Amendment  of  Restated   Certificate   of
                   Incorporation, dated March 17, 1992 (Exhibit EX-3(a), Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880)

              *iii National  Fuel  Gas  Company   By-Laws  as  amended   through
                   September 18, 1997. (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

               *iv Certificate   of   Amendment  of  Restated   Certificate   of
                   Incorporation of National Fuel Gas Company, dated March 9, 1987 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

                *v Certificate   of   Amendment  of  Restated   Certificate   of
                   Incorporation of National Fuel Gas Company, dated February 22, 1988 (Exhibit 3.2, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

         (2)  National Fuel Gas Distribution Corporation

                *i By-Laws,as  amended  (Exhibit  2(i),  designated  as  Exhibit
                   EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

               *ii Restated  Certificate of  Incorporation  of National Fuel Gas
                   Distribution Corporation, dated May 9, 1988 (Exhibit B-1 in File No. 70-7478)

         (3)  National Fuel Gas Supply Corporation

                *i By-Laws,  as amended  (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989)




*  Incorporated herein by reference as indicated.

               *ii Articlesof Incorporation of United Natural Gas Company, dated
                   February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984)

              *iii Certificate of Merger and Consolidation dated January 2, 1951
                   (Exhibit (3)iii, Form U5S for fiscal year ended September 30,
                   1984)

               *iv Joint  Agreement  and Plan of Merger,  dated  June 18,  1974.
                   (Exhibit (3)iv,  Form U5S for fiscal year ended September 30,
                   1987)

                *v Certificate of Merger and Plan of Merger of Penn-York  Energy
                   Corporation and National Fuel Gas Supply Corporation dated April 1, 1994. (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

         (4)  Leidy Hub, Inc. (Formerly Enerop Corporation)

                *i By-Laws (Exhibit A-15, File No. 70-7478)

               *ii Restated  Articles  of  Incorporation  of Enerop  Corporation
                   dated April 13, 1988 (Exhibit B-4 in File No. 70-7478)

              *iii Action  by Board of  Directors  to amend  the  By-Laws  dated
                   October 10, 1993 including a Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993)

               *iv Partnership   Agreement  between  Leidy  Hub,  Inc.  and  Hub
                   Services, Inc. dated September 1, 1994. (Exhibit (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

                *v Ellisburg-Leidy  Northeast  Hub Company  Admission  Agreement
                   dated June 12, 1995. (Exhibit (4)v, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

               *vi Letter  Agreement  between  Leidy Hub, Inc. and Hub Services,
                   Inc. dated June 12, 1995. (Exhibit (4)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

              *vii Consent and waiver by Leidy Hub,  Inc.  dated June 12,  1995.
                   (Exhibit (4)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)






*  Incorporated herein by reference as indicated.

             *viii Limited  Liability  Company  Agreement of Enerchange,  L.L.C.
                   dated June 12, 1995 and related documents. (Exhibit (4)viii, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996) [Portions of this document are subject to a request for confidential treatment under Rule 104(b)]

         (5)  Seneca Resources Corporation

                *i By-Laws,  as amended  (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989)

               *ii Articlesof  Incorporation  of Mars Natural Gas Company  dated
                   March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984)

              *iii Secretary's   Certificate  dated  January  4,  1918  (Exhibit
                   (5)iii, Form U5S for fiscal year ended September 30, 1984)

               *iv Articlesof  Amendment,  dated March 30, 1955 (Exhibit  (5)iv,
                   Form U5S for fiscal year ended September 30, 1984)

                *v Certificate of Amendment changing name of the Mars Company to
                   Seneca Resources Corporation, January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984)

               *vi Certificate of Merger and Plan of Merger of Seneca  Resources
                   Corporation and Empire Exploration, Inc. dated April 29, 1994. (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

         *(6) Limited  Partnership  Agreement  dated November 28, 1983,  between
              Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit
              (8), Form U5S for fiscal year ended September 30, 1984)

         *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated
              November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners. (Exhibit (9), Form U5S for fiscal year ended September 30, 1984)

         *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between
              Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984)

          (9) Highland Land & Minerals, Inc.

                *i Certificate of Incorporation,  dated August 19, 1982 (Exhibit
                   (11)i, Form U5S for fiscal year ended September 30, 1985)

               *ii By-Laws  (Exhibit  (11) ii,  Form U5S for  fiscal  year ended
                   September 30, 1987)

*  Incorporated herein by reference as indicated.

         (10) Utility Constructors, Inc.

                *i Articles of  Incorporation,  dated  December  23,  1986,  and certificate of amendment  dated  December 31, 1986.  (Exhibit
                   (12)i, Form U5S for fiscal year ended September 30, 1987)

               *ii By-Laws  (Exhibit  (12)ii,  Form U5S for  fiscal  year  ended
                   September 30, 1987)

         (11) Data-Track Account Services, Inc.

                *i Restated  Articles  of  Incorporation,  dated  March 2,  1984
                   (Exhibit A-1, File No. 70-7512)

               *ii By-Laws (Exhibit A-2, File No. 70-7512)

         (12) National Fuel Resources, Inc.

                *i Articles of  Incorporation,  dated January 9, 1991.  (Exhibit
                   (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

               *ii By-Laws(Exhibit  (14)ii,  designated  as Exhibit  EX-3(b) for
                   EDGAR purposes,  Form U5S for fiscal year ended September 30,
                   1992)

         (13) Horizon Energy Development, Inc.

                *i Certificate of Incorporation.  (Exhibit (13)i,  designated as
                   Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

               *ii By-Laws.  (Exhibit (13)ii,  designated as Exhibit EX-3(b) for
                   EDGAR purposes,  Form U5S for fiscal year ended September 30,
                   1995)

         (14) Beheeren-Beleggingmaatschappij Bruwabel B.V.

                *i Articles  of  Incorporation.  (Exhibit  (14),  designated  as exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

         (15) Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                *i Founding  Notarial Deed,  dated May 8, 1991.  (Exhibit (15)i, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

               *ii Notarial  Deed,  dated  December  2, 1993.  (Exhibit  (15)ii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)



*  Incorporated herein by reference as indicated.

              *iii Notarial  Deed,  dated  June  28,  1996.   (Exhibit  (15)iii,
                   designated as Exhibit EX-99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

               *iv Notarial  Deed,  dated  November 27, 1996.  (Exhibit  (15)iv, designated as Exhibit EX-99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (16) Power Development, s.r.o.

                *i Founding  Notarial Deed,  dated May 4, 1994.  (Exhibit (16)i, designated as Exhibit EX-99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

               *ii Notarial  Deed,   dated  June  28,  1996.   (Exhibit  (16)ii,
                   designated as Exhibit EX-99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

              *iii Notarial  Deed,  dated November 27, 1996.  (Exhibit  (16)iii, designated as Exhibit EX-99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (17) Teplarna Kromeriz a.s.

                *i Statutes,  dated  June 1996.  (Exhibit  (17),  designated  as
                   Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

         (18) KPP Investment, L.L.C.

                *i LimitedLiability  Company  Agreement  dated January 11, 1996.
                   (Exhibit (18)i, designated as exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

               *ii Certificate  of Formation,  dated January 15, 1997.  (Exhibit
                   (18)ii, designated at Exhibit EX-99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

         (19) Sceptre Kabirwala, L.L.C.

                *i LimitedLiability  Company  Agreement  dated January 26, 1996.
                   (Exhibit (19)i, designated as exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

               *ii Certificate  of Formation,  dated January 10, 1997.  (Exhibit
                   (19)ii, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

         (20) Severoceske Teplarny, a.s.

               **i Articles of Association,  dated April 24, 1997. Designated as
                   Exhibit EX-99-11 for EDGAR purposes.



*  Incorporated herein by reference as indicated.

         (21) Teplarna Liberec, a.s.

               **i Founding  Contract,  dated  November 11, 1994.  Designated as
                   Exhibit EX-99-12 for EDGAR purposes.

              **ii Notarial  Record,  dated  November  11, 1994.  Designated  as
                   Exhibit EX-99-13 for EDGAR purposes.

             **iii Articles of the Association,  dated June 12, 1997. Designated as Exhibit EX-99-14 for EDGAR purposes.

         (22) Energoservis Liberec, s.r.o.

               **i Articles  of  Incorporation  of  Limited   Liability  Company
                   Foundation, dated August 14, 1995. Designated as Exhibit EX-99-15 for EDGAR purposes.

              **ii Notarial  Record,  dated  January  22,  1996.  Designated  as
                   Exhibit EX-99-16 for EDGAR purposes.

         (23) Zateca teplarenska, a.s.

               **i Foundation  Charter,  dated  December 4, 1995.  Designated as
                   Exhibit EX-99-17 for EDGAR purposes.

              **ii Articles of Association,  dated December 4, 1995.  Designated as Exhibit EX-99-18 for EDGAR purposes.

         (24) SCT SoftMaker, s.r.o.

               **i Notarial  Record,  dated  September  24, 1996.  Designated as
                   Exhibit EX-99-19 for EDGAR purposes.

         (25) Zkusebna mericu tepla a vodomeru Litomerice, s.r.o.

               **i Founders Deed, dated January 22, 1996.  Designated as Exhibit
                   EX-99-20 for EDGAR purposes.

         (26) Niagara Energy Trading Inc.

                 i Certificate of Incorporation dated July 15, 1997.  Designated as exhibit EX-99-1 for EDGAR purposes.

                ii By-Laws. Designated as exhibit EX-99-2 for EDGAR purposes.










 * Incorporated herein by reference as indicated.
** Indicates item amended by this Form U5S/A. This exhibit is included as part of this filing of Form U5S/A.

         (27) Niagara Independence Marketing Company

                 i Certificate  of  Incorporation   dated  September  17,  1997.
                   Designated as exhibit EX-99-3 for EDGAR purposes.

                ii By-Laws. Designated as exhibit EX-99-4 for EDGAR purposes.

               iii Marketing  Partnership  Agreement among Coastal Gas Marketing
                   DirectLink Corp., MGS Marketing Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company. Designated as exhibit EX-99-5 for EDGAR purposes.

         (28) Seneca Independence Pipeline Company

                 i Certificate of Incorporation  of Empire Oklahoma,  Inc. dated
                   April 16, 1996. Designated as exhibit EX-99-6 for EDGAR purposes.

                ii Certificate of Amendment of Certificate of  Incorporation  of
                   Empire Oklahoma, Inc. dated July 24, 1997. Designated as exhibit EX-99-7 for EDGAR purposes.

               iii By-Laws. Designated as exhibit EX-99-8 for EDGAR purposes.

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796)

         * Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401)

         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880)






*  Incorporated herein by reference as indicated.

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401)

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880)

         * Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

         * Rights Agreement between National Fuel Gas Company and Marine Midland Bank dated June 13, 1996 (Exhibit 99.1, Form 8-K dated June 13, 1996 in File No. 1-3880)

   D. Tax Allocation Agreement pursuant to Rule 45(c). Designated as exhibit EX-99-10 for EDGAR purposes.

   E.        (1)  Employee  Relocation  Manual filed pursuant to Rule 48(b).
                  Designated as exhibit EX-99-9 for EDGAR purposes.

             (2) Enerchange, L.L.C. Audited Financial Statements as of December 31, 1996. Filed in paper only under cover of Form SE as prescribed by Rule 16(c).

   F.     Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR purposes.)

   H.     Not applicable.

   I.     Not applicable.


















 *   Incorporated herein by reference as indicated.

                                S I G N A T U R E


         The undersigned System company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                        NATIONAL FUEL GAS COMPANY





                                        By: /s/ Joseph P. Pawlowski
                                           ---------------------------------
                                            Joseph P. Pawlowski, Treasurer
                                            and Principal Accounting Officer

Date:  March 2, 1998
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


                                  EXHIBIT INDEX


EX99-11 Severoceske  Teplarny,  a.s.,  Articles of Association,  dated April 24,
        1997.

EX99-12 Teplarna Liberec, a.s., Founding Contract, dated November 11, 1994.

EX99-13 Teplarna Liberec, a.s., Notarial Record, dated November 11, 1994.

EX99-14 Teplarna  Liberec,  a.s.,  Articles of the  Association,  dated June 12,
        1997.

EX99-15 Energoservis Liberec,  s.r.o.,  Articles of Incorporation,  dated August
        14, 1995.

EX99-16 Energoservis Liberec, s.r.o., Notarial Record, dated January 22, 1996.

EX99-17 Zateca teplarenska, a.s., Foundation Charter, dated December 4, 1995.

EX99-18 Zateca  teplarenska,  a.s.,  Articles of Association,  dated December 4,
        1995.

EX99-19 SCT SoftMaker, s.r.o., Notarial Record, dated September 24, 1996.

EX99-20 Zkusebna mericu tepla a vodomeru Litomerice, s.r.o., Founders Deed, dated January 22, 1996.